Exhibit 5.2

RODEY, DICKASON, SLOAN, AKIN & ROBB, P. A.

MARK K. ADAMS

BRUCE HALL

JOHN P. SALAZAR

JOHN P. BURTON

CATHERINE T. GOLDBERG

EDWARD RICCO

W. MARK MOWERY

PATRICK M. SHAY

ELLEN T. SKRAK

HENRY M. BOHNHOFF

CHARLES K. PURCELL

ANDREW G. SCHULTZ

SCOTT D. GORDON

NELSON FRANSE

THERESA W. PARRISH

PAUL R. KOLLER

CHARLES J. VIGIL

THOMAS L. STAHL

DAVID W. BUNTING

LESLIE McCARTHY APODACA

JEFFREY M. CROASDELL

SUNNY J. NIXON

JEFFREY L. LOWRY

R. TRACY SPROULS

DONALD B. MONNHEIMER

ALAN HALL

SETH L. SPARKS

LISA CHAVEZ ORTEGA

JOCELYN C. DRENNAN

MICHAEL J. BRESCIA

AARON C. VIETS

KURT B. GILBERT

RICK BEITLER

JUSTIN A. HORWITZ

SANDRA L. BEERLE

JENNIFER L. STONE

VALERIE REIGHARD DENTON

BRENDA M. SAIZ

BRIAN P. BRACK

TODD E. RINNER

CHARLES R. HUGHSON

JOSE R. BLANTON

MICHAEL E. KAEMPER

MARGOT A. HEFLICK

KRYSTLE A. THOMAS

GLENN A. BEARD

ROBERT L. LUCERO

DENISE M. CHANEZ

RICHARD E. HATCH

PERRY E. BENDICKSEN III

TYLER M. CUFF

KEVIN J. BANVILLE

ROBERT J. SANCHEZ

MELANIE B. STAMBAUGH

STEPHEN R. MARSHALL

SHANNON M. SHERRELL

JESSICA R. TERRAZAS

MATTHEW M. BECK

ATTORNEYS AT LAW

SANTA FE OFFICE

119 EAST MARCY STREET, SUITE 200

SANTA FE, NEW MEXICO 87501-2034

P.O. BOX 1357

SANTA FE, NEW MEXICO 87504-1357

WWW.RODEY.COM

TELEPHONE (505) 954-3900

FACSIMILE (505) 954-3942

May 22, 2015

OF COUNSEL

ROBERT M. ST. JOHN

RICHARD C. MINZNER

JO SAXTON BRAYER

DEWITT M. MORGAN

JULIE P. NEERKEN

CHARLES A. SEIBERT III

CYNTHIA A. LOEHR

JOHN N. PATTERSON

DAVID P. BUCHHOLTZ

______

BERNARD S. RODEY (1856-1927)

PEARCE C. RODEY (1889-1958)

DON L. DICKASON (1906-1999)

WILLIAM A. SLOAN (1910-1993)

JACKSON G. AKIN (1919-2010)

JOHN D. ROBB (1924-2014)

______

ALBUQUERQUE OFFICE

201 THIRD STREET NW, SUITE 2200

ALBUQUERQUE, NEW MEXICO 87102

P.O. BOX 1888

ALBUQUERQUE, NEW MEXICO 87103

TELEPHONE (505) 765-5900

FACSIMILE (505) 768-7395

______

WRITER’S DIRECT NUMBER

(505) 954-3903

MADAMS@RODEY.COM

Western Refining Logistics, LP

123 W. Mills Avenue, Suite 200

El Paso, Texas 79901

Re:	Guarantee by Western Refining Pipeline, LLC, a New Mexico limited liability company (Guarantor), of the 7 1/2% Senior Notes due 2023 of Western Refining Logistics, LP, a Delaware limited partnership (Company)

Ladies and Gentlemen:

We have acted as special New Mexico counsel to the Guarantor for the sole purpose of providing this Opinion Letter with respect to the Guarantee by the Guarantor of the New Notes (as defined below) of the Company. The law (Law) covered by the opinions expressed in this Opinion Letter is limited to the law of the State of New Mexico (State), excluding the laws of the State that relate to securities or taxes. For purposes of this Opinion Letter, Law consists of the statutes and the judicial decisions of the State, not including local law (Local Law). Local Law consists of the ordinances, administrative decisions and rules and regulations of Indian nations, tribes and pueblos, municipalities, counties, and special political subdivisions.

Documents Reviewed. For purposes of this Opinion Letter, we have examined the following documents (Documents):

1. 7 1/2% Senior Notes due 2023 of the Company (New Notes), which the Company is offering to exchange for up to $300,000.00 of existing 7 1/2% Senior Notes due 2023 of the Company (Old Notes); the terms of the New Notes will be identical in all material respects to the terms of the Old Notes, except that the New Notes have been registered under the Securities Act of 1933, as amended, and the transfer restrictions and registration rights relating to the Old Notes do not apply to the New Notes.

RODEY, DICKASON, SLOAN, AKIN & ROBB, P.A.

May 22, 2015

2. Guarantee of the Guarantor (Guarantee).

3. Limited Liability Company Articles of Organization of the Guarantor.

4. Limited Liability Company Agreement of the Guarantor.

5. Certificate of the Secretary of the Guarantor, dated February 11, 2015 (Certificate).

In connection with the opinions expressed herein, we have limited our review to the Documents and have relied, without investigation or analysis, upon information in the Documents. We have not reviewed any other document, including, without limitation, any document referred to or incorporated by reference in, the Documents. We have assumed that no provision in any document that we have not reviewed is inconsistent with the opinions expressed herein. Except to the extent that information contained in the Documents constitutes a statement, directly or in practical effect, of any legal conclusion we have expressed herein, we have relied, without investigation or analysis, upon the information contained in the Documents. We did not participate in the preparation of the Company’s Registration Statement on Form S-4 relating to the exchange of the Old Notes for the New Notes (Registration Statement) or any other offering documents and assume no responsibility for any thereof.

Opinions. Based upon and subject to the foregoing and the Assumptions and Qualifications set forth below, we are of the opinion that:

1. The Guarantor is a limited liability company organized under the Law of the State. Based on a certificate from the appropriate public official of the State, we confirm that Guarantor is validly existing and in good standing under the laws of the State.

2. The Guarantee has been duly authorized by all necessary limited liability company action, and (assuming, without opining, that the Guarantee is governed by the law of the State) upon due execution, authentication and delivery of the New Notes, the Guarantee will be the legally valid and binding obligation of Guarantor, enforceable against the Guarantor in accordance with its terms.

Assumptions. In rendering the foregoing opinions, we have relied, with your permission and without investigation, upon the following assumptions:

1. The Documents in the form we examined conform in all material respects to authentic originals thereof, which have been fully completed with all necessary and contemplated information, signatures, acknowledgments and attachments. All signatures on the originals are genuine. No original document has been or will be altered or amended in any respect material to the opinions expressed herein.

RODEY, DICKASON, SLOAN, AKIN & ROBB, P.A.

May 22, 2015

2. Each individual who is a signatory to any of the Documents had legal capacity to be a signatory and each party to the Documents other than the Guarantor had and has power and authority to execute, deliver and perform its obligations thereunder, each such party other than the Guarantor

3. The transactions contemplated by the Documents (Transactions) are in all respects valid, binding and enforceable against the parties thereto in accordance with their respective terms and all applicable law. To the extent that any of the Transactions are governed by the law of any jurisdiction other than the State, the Transactions are in all respects valid under the laws of such other jurisdiction.

4. No party to the Documents or to the Transactions is in violation of any statute, rule or regulation of any governmental agency or authority and each such party is current with all reports and other documents required to be filed with any Indian, municipal, county, state or federal regulatory agency or authority, is in full compliance with all applicable rules and regulations of such agencies and authorities, and is not in default with respect to any order of any court, arbitrator or governmental agency or authority applicable to such party or to its properties.

5. There have been and are no actions, suits, proceedings or investigations pending or threatened against any party to the Documents or to the Transactions before any court or arbitrator or before or by any governmental agency or authority which, if determined adversely to the interest of any party, could have a material adverse effect on the business, properties, condition (financial or otherwise) or operations of such party or the ability of such party to perform its obligations.

6. The representations, warranties and factual statements of each of the parties to the Documents and to the Transactions are and will remain true and accurate in all material respects.

7. The conduct of each of the parties to the Documents and to the Transactions has complied with all requirements of good faith, fair dealing and conscionability. All parties to the Documents and to the Transactions have acted in good faith and without notice of any defense against the enforcement of any rights created by the Documents or with respect to any of the Transactions. There has been no mutual mistake of fact, misunderstanding, fraud, duress or undue influence. There are no agreements or understandings between the parties to the Documents or to the Transactions, written or oral, and there is no usage of trade or course of conduct or prior dealing, that would in any case define, supplement or qualify the terms of the Documents.

8. The Guarantor is a wholly-owned subsidiary of the Company.

RODEY, DICKASON, SLOAN, AKIN & ROBB, P.A.

May 22, 2015

Exclusions. This letter and the opinions expressed herein are subject to the following exclusions, exceptions and limitations:

1. The enforcement of the Guarantees may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent or preferential transfer or conveyance laws, arrangements, liquidation, conservatorship, assignment for the benefit of creditors and other similar laws affecting the rights of creditors or the collection of obligations generally; by the application of general principles of equity, whether by a court of law or equity, which may limit the availability of certain equitable remedies or afford equitable defenses; by the exercise of judicial discretion; by the application of duties or covenants of good faith and fair dealing, which may be implied in every agreement governed by the law of the State; by the doctrine of prima facie tort; or by the commencement of proceedings under the Bankruptcy Laws of the United States.

2. The law covered by the opinions expressed herein is limited to the law of the State, without taking into consideration or giving effect to the State’s choice of law principles. We have not made any inquiry into the laws of any jurisdiction other then the State. We express no opinion with regard to any securities or tax laws of any jurisdiction or as to any law of the United States.

3. We have been engaged on behalf of the Guarantor to review the Documents and to render the opinions expressed herein. We do not represent the Guarantor generally and have not had access to and have not reviewed the limited liability company, management, business or financial records of the Guarantor. We have relied entirely upon the Documents and the matters referred to therein with respect to matters pertaining to limited liability company organization and due limited liability company action.

4. Our opinions herein set forth are subject to generally applicable rules of Law that may, in the absence of an effective waiver or consent, discharge a guarantor or other secondary obligor to the extent that (i) the underlying obligation is materially modified or (ii) any act or omission by a creditor impairs (A) the value of collateral securing the underlying obligation to the detriment of the Guarantor or other secondary obligator, (B) the Guarantor’s or other secondary obligor’s recourse against the primary obligor, or (C) the suretyship status of the Guarantor or other secondary obligor in any other way that is described in Sections 37 et seq. of Restatement Third, Suretyship and Guaranty (1996).

This Opinion Letter is for the benefit of the Company in connection with the transactions contemplated by the Registration Statement and may be relied upon by the Company

RODEY, DICKASON, SLOAN, AKIN & ROBB, P.A.

May 22, 2015

and by persons entitled to rely upon the Registration Statement pursuant to applicable federal securities laws. We consent to the Company’s filing of this Opinion Letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely yours,

/s/ RODEY, DICKASON, SLOAN, AKIN & ROBB, P.A.